Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Mosaic Company:

We consent to the incorporation by reference in the registration statement (No. 333-142268, 333-120503, 333-120501, and 333-120878) on Form S-8 and on Form S-3 (No. 333-175087 and 333-177251) of The Mosaic Company of our report dated July 17, 2012, with respect to the consolidated balance sheets of The Mosaic Company as of May 31, 2012 and 2011, and the related consolidated statements of earnings, equity, and cash flows for each of the years in the three-year period ended May 31, 2012, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of May 31, 2012, which report is incorporated by reference in the May 31, 2012 annual report on Form 10-K of The Mosaic Company.

/s/ KPMG LLP

Minneapolis, Minnesota

July 17, 2012